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                                                                    EXHIBIT 99.2



PRESS RELEASE


CONTACT:
Kevin Schwicardi
800/829-6551
D.F. King & Co., Inc.
55 Water Street
New York, New York 10005

FOR IMMEDIATE RELEASE

              COAST HOTELS AND CASINOS INCREASES PURCHASE PRICE IN
                      TENDER FOR 13% FIRST MORTGAGE NOTES


     Las Vegas, Nevada, March 3, 1999, Coast Hotels and Casinos, Inc. announced today that it has increased the price that it will pay to purchase its 13% First Mortgage Notes in its current tender offer to a price based on a fixed spread of 60 basis points over the yield of the reference U.S. security. Previously, the fixed spread was 75 basis points over such yield. This increase will apply to any Notes that were previously tendered. All other terms of the tender offer and consent solicitation remain the same.

     The Company said that it has received commitments from holders of more than a majority of the First Mortgage Notes to tender at the increased consideration.

     In order to receive both the total consideration payable in the tender offer and consent, including the consent payment of $20 per $1,000 principal amount, holders of First Mortgage Notes must tender their Notes on or prior to 5:00 p.m., New York City time, on Friday March 5, 1999, when the consent solicitation expires. Holders who tender after March 5, 1999 but before the expiration of the tender offer at 5:00 p.m., New York City time, on March 22, 1999, will receive the total consideration described above, less the $20 consent payment.


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     For additional information, please contact Morgan Stanley Dean Witter (at
877/445-0397) or NationsBanc Montgomery Securities LLC (collect at 704/388-4807 or toll free at 888/292-0070), the co-Dealer Manager for the offer, or D. F. King & Co., Inc., the Information Agent (banks and brokers, call collect, 212/425-1685; all others call toll free, 800/829-6551).

     Coast Hotels and Casinos, Inc. owns and operates three hotel-casinos in the Las Vegas Area, The Orleans, the Gold Coast and the Barbary Coast.



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